Exhibit 99.1

FOR IMMEDIATE RELEASE

Dan Spiegelman

SVP & Chief Financial Officer

(650) 384-8509

Christopher Chai

Treasurer & Executive Director, Investor Relations

(650) 384-8560

CV THERAPEUTICS REPORTS FIRST QUARTER FINANCIAL RESULTS

Palo Alto, California, April 22, 2002 — CV Therapeutics, Inc. (Nasdaq: CVTX) today announced a net loss of $21.9 million, or $0.86 per share for the quarter ended March 31, 2002, compared to a net loss of $15.1 million, or $0.77 per share for the same period in 2001.

Operating expenses for the quarter ended March 31, 2002 increased to approximately $25.0 million from $19.2 million for the same period in 2001.  The increase in operating expenses was primarily due to research and development expenses associated with the Company’s ranolazine and tecadenoson (CVT-510) programs, and expenses related to NDA filing and pre-commercialization activities for the ranolazine program.

The Company recognized collaborative research revenue of $1.2 million for the quarter ended March 31, 2002, compared to $1.8 million for the same period in 2001.  The revenue recognized in the quarter relates to license and milestone payments earned and the reimbursement of certain development costs from collaborative partners.

At March 31, 2002, the Company had cash, cash equivalents, and marketable securities of approximately $457.6 million, compared to $478.4 million as of December 31, 2001.

“Working from a strong balance sheet, we continue to advance tecadenoson (CVT-510) and CVT-3146 through clinical trials, and we anticipate submitting an NDA for ranolazine for chronic angina to the FDA by the end of 2002,” said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics, Inc.  “In addition, we were honored to receive the Helix Award, the highest award of corporate excellence for the international biotechnology industry, at BIO’s CEO and Investor Conference in February.”

Company management will host a conference call on Monday, April 22, 2002 at 5:00 p.m. EDT, 2:00 p.m. PDT, to discuss financial results.  To participate in the conference call, please dial (706) 679-7163.  A replay of the conference call will be available through Thursday, April 25, 2002.  Domestic and international callers can access the replay by dialing (706) 645-9291, the PIN access number is 3741839.

CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.  CVT currently has four compounds in clinical trials.  Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is being developed for the potential treatment of chronic angina.  Tecadenoson (CVT-510), an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias.  CVT-3146, an A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic agent in cardiac perfusion imaging studies.  Adentri™, an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001.  CVT disclaims any intent or obligation to update these forward-looking statements.

CV Therapeutics, Inc.

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2001	2002
Revenues:
Collaborative research	$1,818	$1,214
Operating expenses:
Research and development	16,858	20,800
General and administrative	2,299	4,198
Total operating expenses	19,157	24,998
Loss from operations	(17,339)	(23,784)
Interest income	4,916	4,560
Interest expense	(2,625)	(2,603)
Other expense, net	(32)	(39)
Net loss	$(15,080)	$(21,866)
Basic and diluted net loss per share	$(0.77)	$(0.86)

Shares used in computing basic & diluted net loss per share	19,653	25,522

CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2001 (A)	March 31, 2002 (unaudited)
Assets:
Cash, cash equivalents, and marketable securities	$478,425	$457,572
Other current assets	9,938	7,964
Total current assets	488,363	465,536
Property and equipment, net	12,889	14,432
Other assets	5,992	5,671
Total assets	$507,244	$485,639
Liabilities and stockholders’ equity:
Current liabilities	$17,951	$12,668
Long-term obligations	200,900	200,842
Stockholders’ equity	288,393	272,129
Total liabilities and stockholders’ equity	$507,244	$485,639

(A)  Derived from the audited financial statements included in our Annual Report on

Form 10-K for the fiscal year ended December 31, 2001